Exhibit 99.1

February 14, 2005

Re:	Fourth Quarter 2004 Wells Limited Partnership Fact Sheets

Dear <<Investor Name>>:

At Wells Real Estate Funds, outstanding client service is a cornerstone of our business. As part of that commitment to you, I hope you find the following important information regarding your investment both informative today and helpful going forward.

Enclosed are fourth quarter 2004 Fact Sheets for each Wells limited partnership in which you hold units. In addition to summarizing each portfolio’s annualized yield and tax passive losses, the Fact Sheets highlight the properties purchased and sold, as well as current leasing percentages. For a more in-depth discussion of your investment, please reference the 2004 Form 10-K filing for your fund(s), which will be available after March 31, 2005, on the Wells Web site at www.wellsref.com. Your login is “investor,” and the password is “growth.”

To further help you track your Wells Limited Partnership investment, we are also providing you with the following list of your investment(s), the number of units you own, and the net amount invested*:

<<Fund, Units, Net Amount Invested >>

In the future, I strongly encourage those of you who have not already done so to consider receiving other filings and correspondence electronically in order to save partnership expenses. Simply send an e-mail to clientservices@wellsref.com and include your full name, e-mail address, and the last four digits of your Wells account number or the last four digits of your Social Security number for authorization purposes. Please remember that you can change your mind at any time and reverse this decision. Any correspondence that includes personal account information will continue to be sent to you via U.S. mail.

As always, should you have any questions about your Wells investment, we would be pleased to assist you. Simply call a Wells Client Services Specialist at 800-557-4830 or send an e-mail to clientservices@wellsref.com

Thank you for your confidence and trust in Wells Real Estate Funds.

Sincerely,

Leo F. Wells III
General Partner

Enclosure(s)

cc:	Financial Representative

*	The “Net Amount Invested” is intended to show the original purchase amount of the units owned in the account less any Net Sale Proceeds (NSP) distributions that may have been paid on the underlying units. It is not intended to reflect the fair market value of your units, and you should be advised that these amounts do not represent the value of the Partnership’s properties or the amount you would receive upon liquidation of the Partnership. Please note that your investment in units is illiquid because there is no public trading market for the units, and there can be no assurance that you will be able to receive this amount for your units at any time in the future or upon the ultimate liquidation of the Partnership.

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 12/31/2004	PERCENT OWNED
Alstom Power	100%	39%

AT&T Texas	100%	45%

Avaya	100%	39%

305 Interlocken Parkway (formerly known as Cirrus Logic)	0%	45%

360 Interlocken Boulevard	93%	39%

Iomega	100%	39%

Ohmeda	100%	39%

15253 Bake Parkway (formerly known as the Quest building)	SOLD	38%

U.S. Cellular	100%	45%

WEIGHTED AVERAGE	90%

FUND FEATURES

OFFERING DATES	January 1996 – December 1996

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	84% to 16%

AMOUNT RAISED	$35,000,000

Portfolio Overview

Wells Fund IX is in the holding phase of its life cycle. The Fund now owns interests in eight assets, having sold the Bake Parkway building in the fourth quarter 2004. Our focus at this time involves maintaining the current high occupancy level within the portfolio and concentrating on re-leasing and marketing efforts that we believe will deliver the best operating performance for our investors.

We accomplished a number of goals in 2004. We executed three significant leasing transactions — the Alstom Power and Gaiam (360 Interlocken Boulevard) renewals, and the Gambro Healthcare lease at 15253 Bake Parkway. With the 10-year lease with Gambro completed, we successfully marketed the asset for sale, which was completed on November 30, 2004, capitalizing on the current strong investor demand for well-leased office properties. We also signed two new leases at 360 Interlocken Boulevard that will raise the occupancy to 93% in the first quarter 2005. We negotiated a lease termination with Cirrus Logic at 305 Interlocken Parkway that included a $4.2 million termination payment. Lastly, we announced the first distribution of net sale proceeds to the limited partners, scheduled for the second quarter 2005, totaling approximately $2,850,000 from the sale of 15253 Bake Parkway, as well as a portion of the Cirrus Logic termination payment.

While the portfolio currently enjoys a relatively high occupancy level, we do face some near-term leasing issues that may negatively affect our operating performance. The 305 Interlocken Parkway property is currently vacant, and the Ohmeda lease expires in April 2005. While these leasing challenges may impact performance, we are aggressively working with existing and potential tenants in these markets to minimize the negative effects as much as possible, as evidenced by our recent leasing successes.

The General Partners are currently reserving operating cash and the remaining net sale proceeds from the sale of the Bake Parkway building, largely due to the level of re-leasing costs associated with the Gambro lease at 15253 Bake Parkway and the Alstom Power lease. The General Partners anticipate that future operating distributions may be reserved or remain low as the Fund absorbs its pro-rata share of several additional capital needs, including leasing the remaining vacant space at 360 Interlocken Boulevard and the re-leasing of the Ohmeda building in 2005.

We would like to highlight that through December 31, 2004, current Class A unit holders have received cumulative net operating cash flows since inception of approximately 64% of the amount originally invested. Limited partners who have held Class B units since inception have cumulatively received $10 per unit in allocated tax losses through December 31, 2003 (data for 2004 are not yet available). No operating distributions have been made to investors holding Class B units or to the General Partners, in line with the partnership agreement.

Continued on reverse

Property Summary

•	As mentioned previously, we have signed an extension of the lease with Alstom Power, with a new lease expiration date of October 31, 2014. While this lease extension includes some upfront costs and reduces the contract rent to current market levels, we avoided a significant vacancy in the Knoxville market, which is experiencing a 14% vacancy level. Now that the lease extension has been finalized, we are marketing this asset for sale.

•	The AT&T Texas building is currently 100% leased through July 2011.

•	The Avaya building in Oklahoma City, Oklahoma, is 100% leased through January 2008.

•	The 305 Interlocken Parkway property is located in the Broomfield submarket of Denver, Colorado. Based on concerns over the tenant’s long-term viability, the General Partners negotiated a lease termination with the tenant in August 2004. The tenant paid $800,000 as a reimbursement for leasing costs, $1,300,000 for future leasing costs, $500,000 for operating expenses while the property is vacant, and $1,673,000 as an additional termination fee. We are aggressively working on re-leasing this building at this time.

•	The 360 Interlocken Boulevard property is also located in Broomfield, outside Denver. The majority of this building is leased to Gaiam through May 2008, now that we have successfully extended its lease for three years. We recently signed two new leases that will increase the building occupancy to 93% in the first quarter 2005. We also continue to pursue tenants for the remaining vacancy at this property.

•	The Iomega building, located in Ogden, Utah, outside Salt Lake City, is 100% leased through April 2009.

•	The Ohmeda building is located in Louisville, Colorado, adjacent to the Broomfield submarket. The lease for this property expires in April 2005, and we are focused on lease negotiations for this asset.

•	The 15253 Bake Parkway building, located in Orange County in southern California, was sold on November 30, 2004, following the signing of a new 10-year lease with Gambro Healthcare. Approximately $4,526,000 in net sale proceeds was allocated to Fund IX from the sale. Approximately $238,000 has been used to fund the Partnership’s pro-rata share of the Gambro re-leasing costs. We are planning to distribute approximately $2,488,000 of these proceeds to the limited partners in the second quarter 2005. The remaining proceeds have been reserved as the General Partners review the potential capital needs at the remaining properties in the Fund.

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2004	8.25%	Reserved	8.25%	Reserved	4.13%
2003	8.25%	8.00%	9.00%	9.00%	8.56%
2002	9.00%	8.75%	9.00%	9.00%	8.94%
2001	9.00%	9.50%	9.50%	9.50%	9.38%
2000	8.75%	9.00%	9.25%	9.25%	9.06%
1999	9.15%	9.16%	9.00%	8.12%	8.86%
1998	6.88%	8.25%	8.50%	9.11%	8.19%
1997	3.05%	3.76%	5.37%	5.93%	4.53%
1996	0.00%	0.00%	7.46%	3.47%	2.76%

TAX PASSIVE LOSSES – CLASS B PARTNERS

2004	2003	2002	2001	2000	1999
–*	12.56%	19.38%	18.58%	16.61%	15.67%

*	Not yet available

•	The U.S. Cellular building, located in Madison, Wisconsin, is 100% leased through May 2007.

For further information, please refer to Fund IX’s most recent 10-Q filing, which can be found on the

Wells Web site

at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

© 2005 Wells Real Estate Funds